EXHIBIT 8.1

[Winston & Strawn LLP Letterhead]

October 10, 2003

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437

LSPN Merger Corp.
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437

Re: Opinion as to Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

     We have acted as special counsel for you in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 9, 2003, by and among PLATO Learning, Inc. (“Buyer”), a Delaware corporation, LSPN Merger Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Buyer, and Lightspan, Inc. (the “Company”), pursuant to which Merger Sub shall merge with and into the Company (the “Merger”).

     Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. All section references in this letter are to the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise provided.

     This opinion letter addresses the U.S. federal income tax issues on which you have requested our opinion and is being delivered to you in connection with the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on October 10, 2003, which includes the Prospectus of Buyer and the Proxy Statement of the Buyer and the Company (the “Joint Proxy Statement/Prospectus”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

     In providing this opinion, we have relied on and assumed the accuracy (currently and as of the Effective Time of the Merger) of (without any independent investigation or review thereof):

(a)	the Merger Agreement;

(b)	the Joint Proxy Statement/Prospectus;

(c)	the representation letter dated October 10, 2003 from Buyer and Merger Sub to us; and

(d)	the representation letter dated October 10, 2003 from the Company to us (together with the preceding, the “Tax Representation Letters”);

together with such other documents, certificates, and matters of law, we have deemed relevant or necessary (collectively, the “Relevant Documents”). We have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the capacity of each party executing a document to so execute, and that all documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof.

     We have further assumed (i) that any representation or statement made in any Relevant Documents is true, complete, and correct at all relevant times; (ii) that any representation or statement that is made with qualifications such as “to the knowledge of”, “is aware of”, or “is not aware of” or similar qualifications is true without such qualifications; (iii) as to all matters as to which any person or entity represents that it is not a party to or, does not have, or is not aware of any plan, intention, understanding or agreement, that there is in fact no such plan, intention, understanding or agreement; (iv) that officers of Buyer, Merger Sub, and Company who have signed the representations on behalf of those respective entities are knowledgeable concerning the matters and are authorized to make all of the representations set forth therein; (v) that all covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof; and (vi) that the opinion of even date herewith rendered by Cooley Godward LLP to Company concerning the matters addressed herein and filed as an exhibit to the Registration Statement has been delivered and has not been withdrawn.

     As to any facts material to our opinion, we have, with your consent, relied on the representations, warranties, covenants, assumptions, and opinions made in the Relevant Documents by the respective parties thereto. We have not undertaken any independent investigation or verification to determine the existence or absence of any facts, and no inference as to our knowledge concerning any facts should be drawn as a result of the representations that the information presented in the Relevant Documents or otherwise furnished to us accurately and completely describes all material facts relevant to this opinion. We have relied upon your factual representations and on the assumptions that the information presented in the Relevant Documents or otherwise furnished to us accurately and completely describes all material facts relevant to this opinion. Any alteration of such facts may adversely affect our opinion.

     In rendering our opinion, we have assumed that the transactions contemplated by the Merger Agreement and the Joint Proxy Statement/Prospectus have been or will be consummated in accordance with the Relevant Documents (without waiver or breach of any material provision thereof), and such documents accurately reflect the material facts of such transactions.

     Based upon and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

     In addition to the request for our opinion on this specific matter of U.S. federal income tax law, you have asked us to review the discussion entitled “THE MERGER — Material United States Federal Income Tax Consequences” contained in the Registration Statement and we believe, insofar as it relates to statements of law and legal conclusions regarding U.S. federal income tax matters, it is correct in all material respects.

     Our opinion is based upon the current provisions of the Code, as amended; currently applicable Treasury Regulations promulgated or proposed under the Code; currently published administrative rulings and procedures; judicial decisions; and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretations, both prospectively and retroactively, and such changes or interpretations, as well as any change in the facts as they have been represented to us or assumed by us, could affect our opinions.

     Our opinion does not foreclose the possibility of a contrary determination by the IRS or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations, rulings, or procedures issued in the future.

     This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity, without our prior written consent. Notwithstanding the foregoing, in accordance with Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement including the Joint Proxy Statement/Prospectus and to the use of our firm name under the headings “THE MERGER — Material United States Federal Income Tax Consequences of the Merger” and “LEGAL MATTERS.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Winston & Strawn LLP

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